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Dear _____________:

The 1998 Management Bonus Plan serves as a short-term incentive program for selected key members of the company. This letter outlines your individual participation in the plan.

Your total compensation is made up of base salary and bonus percentage.

Your target bonus at plan is _____% of your annual base salary. However, as you can see from the attached Formula Summary Page, you can earn substantially more if you and the company exceed plan. Based on your annual salary of __________, your bonus payout at 100% of plan is __________, making your total compensation
__________.

Your bonus criteria are as follows:

     -- EBITDA (Earnings before interest, taxes, depreciation, and amortization) 90%. EBITDA is a financial indicator of earnings controllable by operating decisions. Most of us have little control over the company's interest rates charged, taxes paid, depreciation or amortization schedules established. Therefore, EBITDA is operating income prior to deductions for these expenses. 90% of your bonus is based on overall company EBITDA. Our job as corporate staff is to lead, create systems, and support operations, helping them to perform their jobs faster, cheaper, easier and more effectively.

     --   Personal Objectives 10%.
          Your immediate manager will determine your personal objectives with the concurrence of the Chief Executive Officer. Your personal objectives will normally consist of 2 to 4 pre-approved objectives, which are aligned with overall company goals.
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FY '98 Bonus
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EBITDA will be published quarterly after it is released to the public. You then will be able to calculate your bonus throughout the year.


For employees who have worked less than a full year, the bonus will be adjusted by the amount of time worked. Payment will be made to those participants on the payroll at the end of the fiscal year, May 30, 1998 who have met their bonus criteria.


Questions about the plan should be directed to Paul Knollman, Director of Compensation (e-mail pknollman@mail.kindercare.com or voice 503/872-1311), or myself (e-mail ebrewington@mail.kindercare.com or voice 503/872-1307).


Again, congratulations on being selected to participate in the 1997-98 bonus plan. The company offers this to key employees who have the ability to affect company results. Our company has set targets, which are reachable with a little stretch. You can achieve double plan target with a great overall year. By concentrating on overall company performance, eliminating waste, reducing costs, and being responsive to the needs of our field operations people, and most importantly, our customers, we can have a great year.

Good Luck!

EDWARD BREWINGTON

Edward Brewington
Vice President/Human Resources